Exhibit 99.1

iBio Announces Sale of Preclinical PD-1 Agonist Antibody Program to Otsuka

– Deal includes $1 million upfront and potential future milestone payments –

– iBio’s proprietary therapeutic pipeline will now be comprised entirely of promising immuno-oncology candidates –

BRYAN, TX and SAN DIEGO, CA; February 26, 2024 -- iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), an AI-driven innovator of precision antibody immunotherapies, announces today that it has entered into an asset purchase agreement (“Agreement”) with Otsuka Pharmaceutical Co., Ltd. (“Otsuka”), pursuant to which Otsuka acquired iBio’s assets related to its early-stage programmed cell death protein 1 (“PD-1” ) agonist program.  The transaction closed on February 25, 2024.

Under the terms of the Agreement, iBio will receive an upfront payment of $1.0 million in cash at closing. iBio will also be eligible to receive additional contingent cash payments totaling up to $52.5 million upon the achievement of certain pre-specified clinical development and commercial milestones.

PD-1 is a pivotal checkpoint in the immune system, acting as a type of "off switch" that helps keep the cells from attacking other cells in the body. By agonizing or enhancing the signaling of PD-1, it is possible to temper the immune response, making it particularly valuable in the treatment of autoimmune diseases. In conditions where the immune system mistakenly wages war on the body's own cells, such as in autoimmune diabetes or lupus, therapies that target PD-1 can potentially reduce the severity of these autoimmune reactions. However, unlike PD-1 antagonists used in immuno-oncology, PD-1 agonists, like the one iBio is selling to Otsuka, are difficult to find.

“We believe this is an important transaction for iBio, and a win-win for both companies,” said iBio’s Chief Executive Officer and Chief Scientific Officer, Martin Brenner, DVM, Ph.D. “The deal provides iBio with a potential significant new source of non-dilutive capital if all of the milestones are satisfied; further validates the ability of our precision-driven and deeply integrated technology stack to efficiently deliver antibody candidates against challenging targets, including the development of complex antibody modalities such as agonistic antibodies; and allows us to focus our resources squarely on the continued development of our proprietary immuno-oncology pipeline and AI-based drug discovery platform. At the same time, it provides a path forward for the PD-1 agonist program via further development by Otsuka.”

About Otsuka Pharmaceutical Co., Ltd.

Otsuka is a global healthcare company with the corporate philosophy: Otsuka–people creating new products for better health worldwide. Otsuka researches, develops, manufactures, and markets innovative products, with a focus on pharmaceutical products to meet unmet medical needs and nutraceutical products for the maintenance of everyday health.

In pharmaceuticals, Otsuka is a leader in the challenging areas of mental, renal, and cardiovascular health and has additional research programs in oncology and on several under-addressed diseases including tuberculosis, a significant global public health issue. These commitments illustrate how Otsuka is a big venture company at heart, applying a youthful spirit of creativity in everything it does.

Otsuka Pharmaceutical Company, Ltd., which is a subsidiary of Otsuka Holdings Co., Ltd. headquartered in Tokyo, Japan. The Otsuka group of companies employed approximately 48,000 people worldwide and had consolidated sales of approximately USD 14.2 billion in 2023.

All Otsuka stories start by taking the road less traveled. Learn more about Otsuka in the U.S. at www.otsuka-us.com and connect with us on LinkedIn and X at @OtsukaUS. Otsuka Pharmaceutical Co., Ltd.’s global website is accessible at https://www.otsuka.co.jp/en/.

About iBio, Inc.

iBio develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the expected closing date of the transaction and the potential milestone payments to the Company, the Company’s new source of non-dilutive capital; its ability to further validate our precision-driven and deeply integrated technology stack to deliver antibody candidates against challenging targets, including the development of complex antibody modalities such as agonistic antibodies; its ability to continue to develop of our proprietary immuno-oncology pipeline and the patented AI-powered tech stack, the ability of the PD-1 agonist program to be developed. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to generate non-dilutive capital; Otsuka’s ability to generate results from the acquisition of the PD-1 agonist program; Otsuka’s ability to obtain regulatory approvals for commercialization of the PD-1 agonist program to generate commercial sales, or to comply with ongoing regulatory requirements; or the Company’s ability to maintain its NYSE American listing; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

Susan Thomas

iBio, Inc.

Media Relations

(619) 540-9195

susan.thomas@ibioinc.com